Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES RETIREMENT OF EDWARD “RUSTY” ROSE FROM BOARD OF DIRECTORS

Elkhart, Indiana - March 31, 2015 - Drew Industries Incorporated (NYSE: DW), a manufacturer of components for the recreational vehicle and adjacent industries, today announced the retirement of Edward “Rusty” W. Rose, III from the Company’s Board of Directors.

Rose, 74, joined Drew’s Board in 1984, serving as Chairman from 1984 until 2008. Additionally, Rose serves as President of Cardinal Investment Company, Inc., an investment firm. He brought extensive knowledge and acumen with respect to financial and investment matters, strategic planning and the stock markets, as well as significant experience from serving on the Boards of Directors for both public and private companies.

“We are deeply grateful to Rusty for his more than 30 years of service to Drew,” said James Gero, Chairman of Drew’s Board of Directors. “He helped guide the Company’s success with his focus on long-term growth and an emphasis on operating the business responsibly and ethically. His dedication to Drew, its employees and its shareholders has been an invaluable asset to the Board and his influence will be greatly missed.”

About Drew Industries
From 38 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and lifting systems; chassis components; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

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